Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167998

PROSPECTUS

3,060,750 Shares

interCLICK, Inc.

The selling stockholders named in this prospectus are offering to sell up to 3,060,750 shares of our common stock. They may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker, who may act as agent or as principal, or by a combination of such methods of sale.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

The selling stockholders will receive all of the proceeds from the sale of these shares of common stock. We will not receive any of these proceeds.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ICLK”.  On June 29, 2010, the last reported sale price for our common stock was $3.67 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2010

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No one is making offers to sell or seeking offers to buy our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus and that any information incorporated by reference is accurate only as of the date given in the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment.

Unless otherwise specified or required by context, references in this prospectus to “we”, “us,” “our” and “interCLICK” refer to interCLICK, Inc. and our subsidiaries and predecessors on a consolidated basis.

interCLICK, Inc.

interCLICK provides a transparent platform enabling digital advertisers and agencies to maximize return on investment (“ROI”) at unprecedented scale. Our platform applies traditional supply chain methodologies leveraging premium publisher inventory and third party data sources to maximize the effectiveness along the online advertising value chain.

interCLICK is a next-generation online ad network that combines complete data and inventory transparency with best in breed targeting solutions. Our premier technology platform increases campaign effectiveness and ROI by delivering highly targeted ads to the most relevant audiences with unprecedented scalability. Our platform was built to leverage leading data providers and targeting technology to deliver the most efficient campaigns at the greatest scale for advertisers.

We were originally incorporated in Delaware in March 2002 and in August 2007 acquired the business of Desktop Interactive, Inc. In June 2008, we changed our name to interCLICK, Inc. Our principal offices are located at 11 West 19th Street, New York, NY 10011. Our telephone number is (646) 722-6260. Our website is www.interCLICK.com. The information contained on our website is not part of this prospectus and should not be relied upon in connection with investing in our common stock.

The Offering

Common Stock Offered by the Selling Stockholders	3,060,750 shares

Common Stock Outstanding Prior to this Offering	23,798,585 shares (1)

Common Stock Outstanding After this Offering	23,798,585 shares (1)

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of the shares of common stock. We will not receive any of these proceeds.

Risk Factors	See “Risk Factors” beginning on page 2 for a discussion of factors that you should consider before investing in our common stock.

NASDAQ Capital Market Symbol	“ICLK”

(1)
Based upon the number of shares outstanding as of June 30, 2010.  Unless we specifically state otherwise, the share information in this prospectus:  (i) excludes 5,395,459 shares of common stock reserved for issuance upon exercise of stock options granted under our equity incentive plans; and (ii) excludes 1,254,309 shares of common stock reserved for issuance upon exercise of outstanding warrants.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the trading price of our common stock could decline and you might lose all or a part of your investment.

Risks Related to the Company

Because we have a limited operating history to evaluate our company, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by an early-stage company.

Since we have a limited operating history it will make it difficult for investors and securities analysts to evaluate our business and prospects.  You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history.  Investors should evaluate an investment in our company in light of the uncertainties encountered by early-stage companies in an intensely competitive industry.  There can be no assurance that our efforts will be successful or that we will be able to maintain profitability.

If we cannot manage our growth effectively, we may not maintain profitability.

Businesses which grow rapidly often have difficulty managing their growth.  If our business continues to grow as rapidly as we have since August 2007 and as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.

We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, which will reduce our stock price.

Because of the severity of the global economic recession, our customers may delay in paying us or not pay us at all.  This would have a material and adverse effect on our future operating results and financial condition.

One of the effects of the severe global economic recession is that businesses are tending to maintain their cash resources and delay in paying their creditors whenever possible.  As a trade creditor, we lack leverage unlike secured lenders and providers of essential services.  Should the economy further deteriorate, we may find that either advertisers, their representative agencies or both may delay in paying us.  Additionally, we may find that advertisers will reduce Internet advertising which would reduce our future revenues.  These events would result in a number of adverse effects upon us including increasing our borrowing costs, reducing our gross profit margins, reducing our ability to borrow under our line of credit, and reducing our ability to grow our business.  These events would have a material and adverse effect upon us.

Because we expect to need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We expect that as our business continues to grow we will need additional working capital. In addition to the proceeds we received from our 2009 registered public offering, we have available $7,000,000 accounts receivable factoring line of credit with a commercial lender. As of May 12, 2010, both we and our lender have the right to terminate the credit facility with 60 days prior written notice to the other party, without being subject to any early termination fee.   We do not expect this lender to terminate the agreement and as of the date of this prospectus neither party has informed the other one of their intent to terminate the agreement. We are currently evaluating our options with respect to extending this line of credit on similar terms with this lender or obtaining a new line of credit elsewhere. This lender is privately-held and we have no access to any information about its financial condition.  Because of the severe impact that the recession has had on the financial services sector, we may be adversely affected in our ability to draw on our line of credit, replace this line of credit or increase the amount we can borrow.  The slowdown in the global economy and the freezing of the credit markets may adversely affect our ability to raise capital.  If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly.  These factors would have a material and adverse effect on our future operating results and our financial condition.

Even if we secure additional working capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us.  Any future equity capital financings will dilute existing shareholders.  In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.  We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

 If advertising on the Internet loses its appeal, our revenue could decline.

 Our business model may not continue to be effective in the future for a number of reasons, including the following: click and conversion rates have always been low and may decline as the number of advertisements and ad formats on the Internet increases; companies may prefer other forms of Internet advertising we do not offer, including certain forms of search engine placements; companies may reject or discontinue the use of certain forms of online promotions that may conflict with their brand objectives; companies may not utilize online advertising due to concerns of "click-fraud", particularly related to search engine placements; regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability; and, perceived lead quality may diminish.  If the number of companies who purchase online advertising from us does not continue to grow, we may experience difficulty in attracting publishers, and our revenue could decline.

 If we fail to manage our supply of display advertising impressions (also referred to as “publishing inventory”) and third party data partnerships effectively, our profit margins could decline and should we fail to acquire additional publishing inventory our growth could be impeded.

Our success depends in part on our ability to manage our existing publishing inventory and third party data partnership effectively.  Our publishers are not bound by long-term contracts that ensure us a consistent supply of display advertising space, which we refer to as inventory.  In addition, publishers can change the amount of inventory they make available to us at any time.  If a publisher decides not to make publishing inventory from its websites available to us, we may not be able to replace this inventory with that from other publishers with comparable traffic patterns and user demographics quickly enough to fulfill our advertisers’ requests, thus resulting in potentially lost revenues.  Additionally, if a third-party data provider stopped offering their data to us, we may not be able to replace this data with another data provider of equal or better effectiveness.  Our ability to maintain our existing data partnerships, as well as attract new data partners, will depend on various factors, some of which are beyond our control.

We expect that our advertiser customers’ requirements will become more sophisticated as the Internet continues to mature as an advertising medium.  If we fail to manage our existing publisher inventory effectively to meet our advertiser customers’ changing requirements, our revenues could decline.  Our growth depends on our ability to expand our publisher inventory.  To attract new customers, we must maintain a consistent supply of attractive publisher inventory.  We intend to expand our inventory by selectively adding to our network new publishers that offer attractive demographics, innovative and quality content and growing web user traffic.  Our ability both to retain current as well as to attract new publishers to our network will depend on various factors, some of which are beyond our control.  These factors include, but are not limited to: our ability to introduce new and innovative services, our efficiency in managing our existing publisher inventory and our pricing policies.  We cannot assure you that the size of our publisher inventory will increase or remain constant in the future.

If the technology that we currently use to target the delivery of online advertisements and to prevent fraud on our network is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

The FTC has issued guidelines recommending that Internet advertising firms that engage in behavioral targeting implement industry-wide self-regulation in order to protect the privacy of consumers who use the Internet.  If notwithstanding this report, the FTC were in the future to issue regulations, it may adversely affect what we perceive to be a competitive advantage.  This could increase our costs and reduce our future revenues.

If we make acquisitions, it could divert management’s attention, cause ownership dilution to our shareholders and be difficult to integrate.

Following our acquisition of Desktop in August 2007, we have grown rapidly.  We expect to continue to evaluate and consider future acquisitions.  Acquisitions generally involve significant risks, including difficulties in the assimilation of operations, services, technologies, and corporate culture of the acquired companies, diversion of management's attention from other business concerns, overvaluation of the acquired companies, and the acceptance of the acquired companies’ products and services by our customers.  Acquisitions may not be successful, which can have a number of adverse effects upon us including adverse financial effects and may seriously disrupt our management’s time.  The integration of our acquired operations, products and personnel may place a significant burden on management and our internal resources.  The diversion of management attention and any difficulties encountered in the integration process could harm our business.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

Our revenues, operating results and valuations of certain assets and liabilities may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control.  You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance.  Our results of operations may fall below the expectations of market analysts and our own forecasts.  If this happens, the market price of our common stock may fall significantly.  The factors that may affect our quarterly operating results and valuations of certain assets and liabilities include the following:

•	fluctuations in demand for our advertising solutions or changes in customer contracts;

•	fluctuations in the amount of available advertising space on our network;

•	the timing and amount of sales and marketing expenses incurred to attract new advertisers;

•	the impact of our recent substantial increase in headcount to meet expected increases in revenue;

•	fluctuations in our average ad rates (i.e., the amount of advertising sold at higher rates rather than lower rates);

•	fluctuations in the cost of online advertising and in the cost and/or amount of data available for behavioral targeting campaigns;

•	seasonal patterns in Internet advertisers’ spending;

•	worsening economic conditions which cause advertisers to reduce Internet spending and consumers to reduce their purchases;

•	increases in our investment in new technology;

•	changes in the regulatory environment, including regulation of advertising or the Internet, that may negatively impact our marketing practices;

•
the timing and amount of expenses associated with litigation, regulatory investigations or restructuring activities, including settlement costs and regulatory penalties assessed related to government enforcement actions;

•
any changes we make in our Critical Accounting Estimates described in Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus;

•	the valuation of available-for-sale securities may deteriorate further;

•
the adoption of new accounting pronouncements, or new interpretations of existing accounting pronouncements, that impact the manner in which we account for, measure or disclose our results of operations, financial position or other financial measures; and

•	costs related to acquisitions of technologies or businesses.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns.  Any decline in the economic prospects of advertisers or the economy generally may alter advertisers’ current or prospective spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations and financial condition.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace. In particular, Michael Mathews, Chief Executive Officer, Michael Katz, President, Andrew Katz, Chief Technology Officer, Roger Clark, Chief Financial Officer, Jason Lynn, Chief Strategy Officer, and Dave Myers, Executive Vice President of Operations are important to the management of our business and operations and the development of our strategic direction.  The loss of the services of Messrs. Mathews, Michael Katz, Andrew Katz, Clark, Lynn and Myers and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Our two largest shareholders may be able to exert significant control over our business and affairs and may have actual or potential interests that may depart from those of our other shareholders.

Prior to the sale of our common stock in this offering, our Co-Chairmen of the Board, who are selling stockholders in this prospectus, own a substantial number of shares of our common stock.  The interests of such persons may differ from the interests of other shareholders.  As a result, in addition to their positions with us, such persons may be able to have significant influence over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including their ability to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our certificate of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

Their power to control the designation of directors gives them the ability to exert influence over day-to-day operations. In addition, such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Because government regulation of the Internet may subject us to additional operating restrictions and regulations, our business and operating results may be adversely affected.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet.  Due to the rapid growth and widespread use of the Internet, federal and state governments are enacting and considering various laws and regulations relating to the Internet.  Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear.  Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.  Additionally, our third party data partners may be adversely affected by any new or existing laws.

The application of these statutes and others to the Internet search industry is not entirely settled.  Further, several existing and proposed federal laws could have an impact on our business and our third party data partners’ business:

•             The Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

•             The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

•             There have been several bills introduced in the Congress in recent years relating to protecting privacy.  As with any change in Presidential administration, especially to one more likely to protect privacy, new legislation in this area may be enacted.

•             Adopted and pending consumer protection and privacy legislation, including the FTC Online Behavioral Advertising Principles referred to in a prior risk factor.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways.  As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services.  We may also be subject to costs and liabilities with respect to privacy issues.  Several Internet companies have incurred costs and paid penalties for violating their privacy policies.  Further, it is anticipated that new legislation may be adopted by federal and state governments with respect to user privacy.  Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws.  The restrictions imposed by and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.  Further, any such laws that affect our third party data partners could indirectly harm our business and operating results.

If we are subject to legal claims, and/or government enforcement actions and held liable for our or our customers’ failure to comply with federal, state and foreign laws, regulations or policies governing consumer privacy, it could materially harm our business and damage our reputation.

Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices.  The United States Congress currently has pending legislation regarding privacy and data security measures (e.g., S. 495, the “Personal Data Privacy and Security Act of 2007”).  Any failure by us to comply with applicable federal, state and foreign laws and the requirements of regulatory authorities may result in, among other things, indemnification liability to our customers and the advertising agencies we work with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability.  Recently, class action lawsuits have been filed alleging violations of privacy laws by Internet service providers.  The European Union's directive addressing data privacy limits our ability to collect and use information regarding Internet users.  These restrictions may limit our ability to target advertising in most European countries.  Our failure to comply with these or other federal, state or foreign laws could result in liability and materially harm our business.

In addition to government activity, privacy advocacy groups and the technology and direct marketing industries are considering various new, additional or different self-regulatory standards.  This focus, and any legislation, regulations or standards promulgated, may impact us adversely.  Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting our customers and us.  Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, we cannot yet determine the impact these proposed laws or regulations may have on our business.  However, if the gathering of profiling information were to be curtailed, Internet advertising would be less effective, which would reduce demand for Internet advertising and harm our business.

Third parties may bring class action lawsuits against us relating to online privacy and data collection.  We disclose our information collection and dissemination policies, and we may be subject to claims if we act or are perceived to act inconsistently with these published policies.  Any claims or inquiries could be costly and divert management's attention, and the outcome of such claims could harm our reputation and our business.

Our customers are also subject to various federal and state laws concerning the collection and use of information regarding individuals.  These laws include the Children's Online Privacy Protection Act, the federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, the federal CAN-SPAM Act of 2003, as well as other laws that govern the collection and use of consumer credit information.  We cannot assure you that our customers are currently in compliance, or will remain in compliance, with these laws and their own privacy policies.  We may be held liable if our customers use our technologies in a manner that is not in compliance with these laws or their own stated privacy policies.

If we are not able to protect our intellectual property from unauthorized use, it could diminish the value of our products and services, weaken our competitive position and reduce our revenues.

Our success depends in large part on our proprietary demographic, behavioral, contextual, geographic and retargeting technologies.  In addition, we believe that our trademarks are key to identifying and differentiating our products and services from those of our competitors.  We may be required to spend significant resources to monitor and police our intellectual property rights.  If we fail to successfully enforce our intellectual property rights, the value of our products and services could be diminished and our competitive position may suffer.

We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.  Third-party software providers could copy or otherwise obtain and use our technologies without authorization or develop similar technologies independently, which may infringe upon our proprietary rights.  We may not be able to detect infringement and may lose competitive position in the market before we do so.  In addition, competitors may design around our technologies or develop competing technologies.  Intellectual property protection may also be unavailable or limited in some foreign countries.

We generally enter into confidentiality or license agreements with our employees, consultants, vendors, customers, and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information.  Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our products and services or technologies.  Our precautions may not prevent misappropriation of our products, services or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

If we become involved in lawsuits relating to our intellectual property rights, it could be expensive and time consuming, and an adverse result could result in significant damages and/or force us to make changes to our business.

We rely on trade secrets to protect our intellectual property rights. If we are sued by a third party which alleges we are violating its intellectual property rights or if we sue a third party for violating our rights, intellectual property litigation is very expensive and can divert our limited resources.  We may not prevail in any litigation.  An adverse determination of any litigation brought by us could materially and adversely affect our future results of operations by either reducing future revenues or increasing future costs.  Additionally, an adverse award of money damages could affect our financial condition.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation.  If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

If we are not able to respond to the rapid technological change characteristic of our industry, our services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive services.  We believe that our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets.  We may not, however, be able to successfully do so, and our competitors may develop innovations that render our services uncompetitive.

If our computer systems fail to operate effectively in the future, we may incur significant costs to remedy these failures and may sustain reduced revenues.

Our success depends on the continuing and uninterrupted performance of our computer systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process visitors’ responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and publishers.  Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations.  Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages and malicious or accidental human acts.  Any of the above factors could substantially harm our business resulting in increased costs.  Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers.  Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data, render us unable to provide services to our customers, and expose us to material risk of loss or litigation and liability.  If we fail to address these issues in a timely manner, it may materially damage our reputation and business causing our revenues to decline.

Computer viruses could damage our business.

Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Because our third-party servers are located in South Florida, in the event of a hurricane our operations could be adversely affected.

We rely upon servers owned by third parties which are located in South Florida where our technology offices are located.  Because South Florida is in a hurricane-sensitive area, we are susceptible to the risk of damage to our servers.  This damage can interrupt our ability to provide services.  If damage caused to our servers were to cause them to be inoperable for any amount of time, we would be forced to switch hosting facilities which could be more costly.  We are not insured against any losses or expenses that arise from a disruption or any short-term outages to our business due to hurricanes or tropical storms.

Since we rely on third-party co-location providers, a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party co-location providers to host our main servers.  In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves.  If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves.  We may also be limited in our remedies against these providers in the event of a failure of service. In the past, short-term outages have occurred in the service maintained by co-location providers which could recur.  We added a fully-redundant co-location facility in the Washington D.C. area in the first quarter of 2010 to mitigate the single point of failure risk. We also rely on third-party providers for components of our technology platform.  A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business.  The Sarbanes-Oxley Act of 2002 requires management to evaluate and assess the effectiveness of our internal control over financial reporting.  We determined that our internal control over financial reporting was effective as of December 31, 2009.  In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls.  If we fail to maintain the adequacy of our internal controls, we could be subject to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports.  We cannot assure you that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective.  If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline.

Risks Related to Our Common Stock

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•	Actual or anticipated variations in our quarterly results of operations;

•	Our failure to meet financial analysts’ performance expectations;

•	Our failure to meet or exceed our own publicly-disclosed forecasts;

•	Our failure to achieve and maintain profitability;

•	Short selling activities;

•	The loss of major advertisers, publishers or data providers;

•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•	The departure of key personnel;

•	Regulatory developments;

•	Changes in market valuations of similar companies; or

•	The sale of a large amount of common stock by shareholders owning large positions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus, we had outstanding 23,798,585 shares of common stock of which our directors and executive officers own 4,457,898 shares that are subject to the limitations of Rule 144 under the Securities Act of 1933, or the Securities Act.  All of the remaining outstanding shares are freely tradable. The restricted shares, not held by our directors or executive officers, will be eligible for sale under Rule 144 on various dates through September 2010.

In general, Rule 144 provides that any non-affiliate of ours, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that we stay current in our filings with the Securities and Exchange Commission, or the SEC.

An affiliate of ours may sell after six months with the following restrictions:

(i)	we are current in our filings,
(ii)	certain manner of sale provisions,
(iii)	filing of Form 144, and
(iv)
volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale.

Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of the Company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring the Company, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

We have not and do not anticipate paying any dividends on our common stock.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our company.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders.

Our certificate of incorporation authorize the issuance of preferred shares which may be issued with dividend, liquidation, voting and redemption rights senior to our common stock without prior approval by the stockholders. The preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of preferred stock in one or more series, with such designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult. As a result, the Board of Directors’ ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplements contain, and the documents incorporated by reference therein include, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievement s to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	The length and severity of the global economic recession;
•	The ability to grow through acquisitions and the ability to finance and integrate acquisitions;
•	The availability, and cost, of publishing inventory and the willingness or publishers to permit third parties, such as us, to manage that inventory;
•	Customer and agency requirements and desires to utilize the Internet as an advertising medium;
•	FTC and other regulatory rules, new initiatives and guidelines, and regulatory acceptance of our present business strategies and practices;
•	Our technology needs and technological developments; and
•	Our estimates concerning capital requirements and need for additional financing.

In some cases, you can identify forward-looking statement by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “should,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit,” “believe” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and may provide additional information in any applicable prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference herein, and any applicable prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any applicable prospectus supplement. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. The common stock offered under this prospectus is not being offered in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the prospectus supplement, as applicable, or that any information incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date of the document so incorporated by reference. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

The sale of shares of common stock offered hereby is being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any of the proceeds from the resale of such shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth as of June 30, 2010 information about each selling stockholder including the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Each of the selling stockholders has advised us that he is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholder (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us.

The percentages for each selling stockholder are based on 23,798,585 shares issued and outstanding, plus the additional shares that the selling stockholder is deemed to beneficially own as set forth in the table.

Selling Stockholder	Number of Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering (1)	Percent of Shares Beneficially Owned After the Offering (1)

Barry Honig (2)	1,223,845	(3)	1,100,000	123,845	*
BMB Holdings, LLLP (4)	1,008,000		1,008,000	0	0%
Michael and Betsy Brauser TBE	386,500	(5)	342,750	43,750	*
Betsy G. Brauser Retained Annuity Trust (6)	475,000		250,000	225,000	*
Michael Mathews (7)	1,399,583	(8)	260,000	1,139,583	4.6%
GRQ Consultants, Inc. 401K (9)	143,028		100,000	43,028	*
Total			3,060,750

*	less than 1%

(1)	Assumes that all shares offered here are sold.

(2)	Barry Honig is Co-Chairman of our board of directors.

(3)	Number of shares beneficially owned includes 37,500 shares issuable upon exercise of options held by Mr. Honig that are exercisable within 60 days of the date of this prospectus.

(4)	Michael Brauser, our Co-Chairman, is the Manager of BMB Holdings, LLC, which is the General Partner of BMB Holdings, LLLP.

(5)	Number of shares beneficially owned includes 37,500 shares issuable upon exercise of options held by Mr. Brauser that are exercisable within 60 days of the date of this prospectus.

(6)	Betsy Brauser, wife of our Co-Chairman Michael Brauser, is the trustee and beneficiary of the Betsy G. Brauser Retained Annuity Trust.

(7)	Michael Mathews is our Chief Executive Officer and a director.

(8)	Number of shares beneficially owned includes 939,583 shares issuable upon exercise of options held by Mr. Mathews that are exercisable within 60 days of the date of this prospectus.

(9)	Barry Honig is the trustee of GRQ Consultants, Inc. 401K.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling stockholders. The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on The NASDAQ Stock Market, in the over-the-counter market, or in private transactions.  These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	Writing of options on the shares;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the rules thereunder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter, including any underwriter engaged by us for sale of shares of our common stock. No selling stockholder has entered into any agreement with a prospective underwriter.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules thereunder, including Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We may agree to indemnify the selling stockholders including for liabilities under the Securities Act or to contribute to payments the selling stockholders may be required to make in respect of such liabilities. If selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders, brokerage commissions and underwriting discounts required to be paid by the selling stockholders.

Each selling stockholder who uses this prospectus for any sale of our common stock will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders are also responsible for complying with the applicable provisions of the Exchange Act and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus and any prospectus supplement.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements as of and for the year ended December 31, 2009, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of J.H. Cohn LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.  The financial statements as of and for the year ended December 31, 2008, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring to those publicly available documents.  The information that we incorporate by reference in this prospectus is consider to be part of this prospectus.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 14, 2010.

•	Our current report on Form 8-K filed on June 16, 2010.

•	Our current report on Form 8-K filed on May 25, 2010.

•	Our current report on Form 8-K filed on May 11, 2010.

•
The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A12B filed with the SEC on November 4, 2009 incorporating the description contained in our Registration Statement on Form S-1/A filed with the SEC August 24, 2009.

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  Request for such copies should be directed to interCLICK, Inc., 11 West 19th Street, 10th Floor, New York, NY 10011, Attention: Roger Clark, Chief Financial Officer, telephone number (646) 722-6260.

Any statement contained in a document incorporated by reference or deemed incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We also file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC.  You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website at www.sec.gov.